Exhibit 4.44

Tianjin Cyril Information Technology Co., Ltd.

and

Tianjin Shunshitongda Technology Co., Ltd

Agreement

Regarding

Transfer of Agreement for the Purchase of Equity Interest in

Shenzhen Jiedian Technology Co., Ltd. by Tianjin Cyril

Information Technology Co., Ltd.

July 2017

This “Agreement regarding Transfer of Agreement for the Purchase of Equity Interest in Shenzhen Jiedian Technology Co., Ltd. by Tianjin Cyril Information Technology Co. Ltd.” (The "Agreement ") was signed by the following parties on July 2017 (the "Signing Day"):

1.	Tianjin Cyril Information Technology Co., Ltd. ("Tianjin Cyril"), a limited liability company established and legally existing under the laws of China with the registered address of Room 807-4, 8th floor, Chuangzhi Building, No. 482, Dongman Middle Road, Shenngtai city, Tianjin;

2.	Tianjin Shunshitongda Technology Co., Ltd ("Transferee "), a limited liability company established and legally existing under the laws of China with the registered address of Room 773 in Area A ,7th Floor, Reader Building, No. 105, Wensan Road, Dongman Park, Shenngtai city, Tianjin;

3.	Shenzhen Jiedian Technology Co., Ltd. ("Jiedian Technology" or "Company"), a limited liability company established and legally existing under the laws of China, registered at Room 201, Building A, No. 1 Qianwan Road, Shenzhen Qianhai Shenzhen-Hong Kong cooperation zone (settled in Shenzhen Qianhai business secretary Co. Ltd.);

Each of these parties is referred to separately as a "party" and collectively referred to as a "party."

In view of the fact that:

1.	Tianjin Cyril and Shanghai Lianxinxingheng Venture Capital Management Partnership (Limited Partnership) and Shi Jun signed the " Agreement for the Purchase of Equity Interest in Shenzhen Jiedian Technology Co., Ltd. by Tianjin Cyril Information Technology Co. Ltd.” on May 10, 2017 (“Equity Transfer Agreement”), reaching agreement regarding the purchase of shares of Jiedian Technology held by Tianjin Cyril by Shanghai Lianxinxingheng Venture Capital Management Partnership (Limited Partnership) and Shi Jun.

2.	Pursuant to the stipulations of the equity transfer agreement, Tianjin Cyril can designate its related parties to transfer all its rights and obligations under the equity transfer agreement and register as a shareholder of Jiedian, Shanghai Lianxinxingheng Venture Capital Management Partnership. (Limited Partnership) and Shi Jun are aware of this matter and agree to give necessary assistance.

3.	The transferee intends to transfer all rights and obligations of Tianjin Cyril under the Equity Transfer Agreement and the company agrees to such transfer.

To this end, the parties to the agreement, based on the principle of equality and mutual benefit, reached the following agreement on this transaction.

Article 1 General Transfer of Rights and Obligations

1.1 The parties agree that the transferee has transferred all rights and obligations of Tianjin Cyril under the Equity Transfer Agreement, and the company promises to provide sufficient assistance and cooperation for internal resolutions and the changes in the records of the competent industrial and commercial departments to ensure that the transferee is registered as a lawful and effective shareholder of Jeidian technology according to the agreement of the equity transfer agreement.

1.2 Each party confirms that except for the transferee’s transfer of the rights and obligations of Tianjin Cyril under the Equity Transfer Agreement, all terms of the Equity Transfer Agreement shall continue to be valid.

Article 2 Repayment for Capital Increases Reimbursed

2.1 Tianjin Cyril has paid for the equity transfer payment

The parties confirmed that as of the date of signing of this agreement, Tianjin Cyril has on behalf of the transferee paid to Shanghai Lianxinghengxing Investment Management Partnership (Limited Partnership) the equity transfer price of RMB 11.7 million and paid to Shi Yu the equity transfer price of RMB 1.3 million(collectively referred to as "substitution of equity transfer price").

2.2 The transferee repays Tianjin Cyril to pay the equity transfer price

The transferee shall pay the same amount of cash paid to the share transfer payment to Tianjin Cyril as the following bank account before the date specified by Tianjin Cyril:

Account holder: Tianjin Cyril Information Technology Co. Ltd.

Bank: Construction Bank Beijing Shengmingyuan Branch

Account number: 11001048600052509599

Article 3 Effectiveness, additions, amendments, changes, and removal of agreements

3.1 This agreement shall take effect after all parties have signed it (company or company has an official seal and signed or signed by legal representative or authorized representative).

3.2 After the parties to this agreement agree, they can amend or change this agreement. Any modification or change must be made into a written document, which shall take effect after signing by the parties to this agreement.

3.3 Unless otherwise stipulated in this agreement, all parties to this agreement may jointly exercise the cancellation of this agreement in writing and determine the effective time of cancellation.

Article 4 Liability for breach of contract

4.1 If any party violates the provisions of this agreement or violates its statements or guarantees to other parties and causes losses to other parties, it constitutes a breach of the contract by the other party. The defaulting party shall compensate the observing party for all losses, damages, expenses and expenses (including but not limited to litigation fees, attorney's fees, etc.) incurred by the observant as a result of its breach of contract.

Article 5 Application of Law and Dispute Resolution

5.1 The conclusion, validity, interpretation, performance and dispute resolution of this agreement shall be governed by and construed in accordance with the laws of China. However, if the published Chinese law does not stipulate specific matters related to this agreement, it should refer to general international business practices within the scope permitted by Chinese law.

5.2 Any dispute arising from this agreement or related to this Agreement shall be submitted to the South China International Economic and Trade Arbitration Commission for arbitration in accordance with the current effective arbitration rules of the Association when applying for arbitration. The arbitral award is final and binding on all parties.

5.3 During the dispute resolution period, the parties continue to have their own rights under this Agreement and shall continue to perform their corresponding obligations under this Agreement, respect the facts of this transaction, and shall not distort the facts and maliciously defame other signatories.

Article 6 Notification and Service

6.1 Any notice or other correspondence ("Notice") sent by a party to other parties in connection with this Agreement shall be in writing and delivered to the notified person at the following address or communication number:

Tianjin Cyril Information Technology Co. Ltd.

Contact: Jiang Zhifeng

Contact Tel: +86 18601220207

Mailing address: Room 807-4, 8th floor, Chuangzhi Building, No. 482, Dongman Middle Road, Shenngtai city, Tianjin, China

Shenzhen Jiedian Technology Co., Ltd.

Contact: Jiang Zhifeng

Contact Tel: +86 18601220207

Mailing address: B701-705, Xinxing Industrial Park, No.3151 Shahe West Road, Xili Street, Nanshan District, Shenzhen, China

Tianjin Shunshitongda Technology Co., Ltd

Contact: Jiang Zhifeng

Contact Tel: +86 18601220207

Mailing address: 25th Floor, Building B, Zhonghui Plaza, 11 Dongzhimen South Street, Dongcheng District, Beijing, China

6.2 The time of service of notices delivered as above shall be determined as follows:

(1)Any notice delivered personally shall be deemed as served when being signed by the recipient;

(2)Any notice mailed shall be delivered by registered express mail or express mail. Registered express mail shall be deemed as served on the seventh (7th) day after posting. Express mails shall be deemed as served at the time of signing by the recipient.

6.3 If any one of the aforementioned communication addresses or notification methods changes (“changed party”), the party to be changed shall notify the other party within seven (7) days of the change. If the party to the change fails to make timely notification as agreed, the party to change shall bear the resulting losses.

Article 7 Supplementary Provisions

7.1 This agreement is an integral part of the equity transfer agreement. If this agreement is inconsistent with the equity transfer agreement, this agreement shall prevail, but it will not affect the validity of other terms of the equity transfer agreement.

7.2 Except as otherwise defined in this agreement, the abbreviation and definition in this agreement have the same meaning as the equity transfer agreement.

7.3 This Agreement is made in triplicate. Each party holds one, and each has the same legal effect.

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This page is intentionally left blank, for the signing page of “The Agreement regarding Transfer of Agreement for the Purchase of Equity Interest in Shenzhen Jiedian Technology Co., Ltd. by Tianjin Cyril Information Technology Co. Ltd.”

/seal/ Tianjin Cyril Information Technology Co. Ltd. (Official seal)

/s/ Authorized Signatory

Legal representative or duly authorized representative (Signature/seal)

This page is intentionally left blank, for the signing page of the “The Agreement regarding Transfer of Agreement for the Purchase of Equity Interest in Shenzhen Jiedian Technology Co., Ltd. by Tianjin Cyril Information Technology Co. Ltd.”

Shenzhen Jiedian Technology Co., Ltd. (Official seal) /Seal/

/s/ Signatory

Legal representative or authorized representative (signature/ seal):

This page is intentionally left blank, for the signing page of the “Agreement regarding Transfer of Agreement for the Purchase of Equity Interest in Shenzhen Jiedian Technology Co., Ltd. by Tianjin Cyril Information Technology Co. Ltd.”

/seal/ Tianjin Shunshitongda Technology Co., Ltd(Official seal)

/s/ Authorized Signatory

Legal representative or authorized representative (signature/ seal)